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                                                                   EXHIBIT 99.1

Acquisition of ICG From HCIA to Create Industry's First Comprehensive Clinical and Operations Cost Management Solution

SAN RAMON, Calif., April 1 /PRNewswire/ -- MECON, Inc. (Nasdaq: MECN), a leading provider of healthcare benchmarking data and cost management tools, today announced that it has completed the acquisition of the Implementation Consulting Group (ICG) of HCIA, Inc. (Nasdaq: HCIA), formerly known as LBA Healthcare, for $7.5 million in cash. ICG, based in Denver, Colorado, is a leading provider of benchmarking-based consulting services for clinical service lines.

"The two fundamental cost drivers in today's healthcare delivery system are clinical efficiency and operational efficiency, both of which must be managed while maintaining quality outcomes," stated Vasu Devan, President and Chief Executive Officer of MECON. "To date, health care providers have been unable to obtain a comprehensive cost management solution that addressed the complete clinical and operational environment. This acquisition adds ICG's clinical efficiency database and consulting services to MECON's operational cost management solution. As a result, MECON's market opportunity has effectively doubled. More importantly, we are now positioned to deliver the industry's first comprehensive solution for benchmarking-based healthcare cost management that encompasses the full spectrum of clinical and operational requirements."

ICG's consulting services and data products are designed to lead hospitals and physicians to improve their competitive position in clinical service lines, with special focus in Cardiology, Pulmonary, Orthopedics, and Neurosciences. They help position the hospital as a high-quality/low-cost provider with reduced length of stay, decreased

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resource utilization, standardized processes of care, improved quality and patient satisfaction, and a better foundation for ongoing measurement and management of costs and quality.

ICG's proprietary databases serve as a true complement to MECON's flagship MECON-PEERnext-TM- Operations Benchmarking Database Service (formerly known as MECON-PEERx-TM-), that provides operational efficiency benchmarks to help improve the efficiency of the provider infrastructure. "Both companies leverage proprietary databases with their consulting services to provide a detailed, integrated cost management solution to health care providers," noted Devan. "Given our shared business models, ICG constitutes a highly complimentary fit with MECON's existing business and strategy."

ICG has been renamed LBA Healthcare and will remain headquartered in Denver. Jim Reilly, formerly Vice President of HCIA, has been named Vice President of the new LBA Healthcare division at MECON, and will continue to manage its group of 33 clinical consulting professionals. He has been joined by Larry Byrne, founder and former CEO of the company, who is returning in a strategic role to guide the resurgence of the LBA Healthcare division, which is currently operating at a $5 million run rate. Devan said, "We are extremely pleased to welcome Jim to the MECON team and are especially gratified to be able to offer Larry's renowned expertise to the combined organization and our expanded customer base."

The acquisition, valued at $7.5 million, is being accounted for as a purchase transaction. In conjunction with the transaction, MECON has signed separate license agreements with HCIA allowing HCIA's use of LBA Healthcare data and MECON's use of HCIA risk adjustment methodologies. MECON expects to record one-time acquisition-related charges of up to $1.5 million in the fourth quarter of the current fiscal year, ending March 31, 1999. Based on expected synergies and current assumptions for the amortization of goodwill, but excluding any reduction in goodwill from in-process research and development write-offs, the Company expects that the acquisition will be nondilutive to FY 2000 earnings per shares.

The MECON-PEERnext Operations Benchmarking Database offers extensive and actionable healthcare performance information through instant access to the MECON data warehouse via any industry-standard browser. The interactive capability of MECON-PEERnext provides an unprecedented ability to create and analyze benchmarking reports to customer specifications online for a real-time response. MECON customers utilize the data in short and long term operational improvement programs to learn from the successes and failures of their peers.

MECON, The Benchmarking Solutions Company, brings the first integrated clinical and operational solution to healthcare providers who are seeking answers to their cost reduction challenges. MECON's family of benchmarking data, software products, and advisory services combine to address both the clinical and operational arenas where the company finds opportunities for improvement, fixes problems, and sustains high levels of performance. The Company's customers use the MECON suite of products and services to quantify, develop, and implement strategies to reduce costs and improve quality across the continuum of care.

Except for the historical financial information contained herein, the

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matters discussed in this news release may be considered "forward-looking"
statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties; actual results could differ materially from those indicated by such forward-looking statements. Such risk factors and uncertainties include:

(1) Dependence on acquiring data from customer systems which may not yet be Year 2000 compliant, which could have a material adverse effect on the Company's business, operating results and financial condition, if customers are incapable or unwilling to submit data. (2) Variability in quarterly revenues related to the timing of large consulting engagements. Consulting contracts are typically large dollar contracts that represent a material percentage of the Company's quarterly revenue. Delays in contract signing could result in lower services revenues for the Company, which could have a material adverse effect on the Company's business, operating results and financial condition, and (3) Non-renewal of older, steeply discounted contracts at higher prices due to pricing sensitivity. Termination of customer relationships could result in lower subscription revenues for the Company, which could have a material adverse effect on the Company's business, operating results and financial condition, as well as:

*  Variability of quarterly results and seasonality

*  Dependence on principal products

*  Integrity and reliability of database

*  Competition

*  Dependence on strategic relationships

*  Consolidation and uncertainty in the healthcare industry

*  Potential acquisitions

*  Dependence on key personnel

Such factors also include the risk factors listed from time to time in the Company's SEC reports, including but not limited to, the report on Form
10-KSB for the year ended March 31, 1998, and/or Form 10-QSB for the quarter ended December 31, 1998, copies of which are available from the Company's Investor Relations Department. The Company assumes no obligation to update the forward-looking statements included in this news release.


SOURCE  MECON, Inc.

CONTACT: media, Eleanor Anderson-Miles, 925-552-6906, or investors, Daylene Guidice, 925-552-6915, both for MECON, Inc.


1999, PR Newswire